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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the inclusion in the registration statement of Mauna Loa Macadamia Partners, L.P. on Form S-4 (File No. 333-46271) of our report dated June 30, 1997 on our audits of the financial statements and financial statement schedules of C. Brewer Homes, Inc. except as to the fourth paragraph therein for which the date is March 25, 1998.


    Such report contains a paragraph which emphasizes certain events and uncertainties (unaudited) arising subsequent to the date of our original report.

    We also consent to the references to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.


Honolulu, Hawaii
April 23, 1998